UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)

                                  LODGIAN, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    54021P106
                                 (CUSIP Number)

                             Edgecliff Holdings, LLC
                         Casuarina Cayman Holdings Ltd.
                            Edgecliff Management, LLC
                        1994 William J. Yung Family Trust
                                   Joseph Yung
                                 William J. Yung
            The 1998 William J. Yung and Martha A. Yung Family Trust
                               207 Grandview Drive
                          Fort Mitchell, Kentucky 41017
                            Attn: Mr. William J. Yung

                                 with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                             New York, NY 10019-6064
                           Attn: James M. Dubin, Esq.

                                  May 25, 2000
                     (Date of Event which Requires Filing of
                                 this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box | |.

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d- 1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 2

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Edgecliff Holdings, LLC

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Kentucky

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,598,100

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.236%

14   TYPE OF REPORTING PERSON*/
     00

----------
*/ See Instructions Before Filling Out

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 3

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Casuarina Cayman Holdings Ltd.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands, B.W.I.

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,593,700

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.665%

14   TYPE OF REPORTING PERSON*/
     CO

----------
*/ See Instructions Before Filling Out

CUSIP No.  54021P106                                                      Page 4

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Edgecliff Management, LLC

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Kentucky

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,598,100

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.236%

14   TYPE OF REPORTING PERSON*/
     00

----------
*/ See Instructions Before Filling Out

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 5

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     1994 William J. Yung Family Trust

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     Not Applicable

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0%

14   TYPE OF REPORTING PERSON*/
     00

----------
*/ See Instructions Before Filling Out

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 6

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     Joseph Yung, Investment Advisor to the 1994 William J. Yung Family Trust and The 1998 William J. Yung and Martha A. Yung Family Trust

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     Not Applicable

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0%

14   TYPE OF REPORTING PERSON*/
     IN

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 7

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     William J. Yung

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     Not Applicable

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

                               7   SOLE VOTING POWER
      NUMBER OF                       4,191,800
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                       4,191,800
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                         4,191,800
        WITH
                               10  SHARED DISPOSITIVE POWER
                                      0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,191,800

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     14.901%

14   TYPE OF REPORTING PERSON*/
     IN

----------
*/ See Instructions Before Filling Out

                                  SCHEDULE 13D

CUSIP No.  54021P106                                                      Page 8

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     The 1998 William J. Yung and Martha A. Yung Family Trust

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*/
     (a)    [X]

     (b)    [ ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*/
     Not Applicable

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     2(d) or 2(e)    [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio

                               7   SOLE VOTING POWER
      NUMBER OF                            0
       SHARES
     BENEFICIALLY              8   SHARED VOTING POWER
       OWNED BY                            0
        EACH
      REPORTING                9   SOLE DISPOSITIVE POWER
       PERSON                              0
        WITH
                               10  SHARED DISPOSITIVE POWER
                                           0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*/ [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0%

14   TYPE OF REPORTING PERSON*/
     00

----------
*/ See Instructions Before Filling Out

     Edgecliff Holdings, LLC ("Edgecliff"), Casuarina Cayman Holdings Ltd. ("Casuarina"), Edgecliff Management, LLC ("Management"), the 1994 William J. Yung Family Trust (the "1994 Trust"), William J. Yung, Joseph Yung, and The 1998 William J. Yung and Martha A. Yung Family Trust (the "1998 Trust") (collectively, the "Reporting Persons") hereby amend the report on Schedule 13D filed by certain of the Reporting Persons on October 19, 1999, as amended by Amendment No. 1 filed on November 12, 1999, as amended by Amendment No. 2 filed on November 16, 1999, as amended by Amendment No. 3 filed on November 22, 1999, as amended by Amendment No. 4 filed on December 29, 1999, as amended by Amendment No. 5, filed on January 18, 2000, as amended by Amendment No. 6 filed on April 7, 2000, as amended by Amendment No. 7 filed on April 18, 2000 and as amended by Amendment No. 8 filed on May 4, 2000 (the "Schedule 13D"), in respect of the common stock, par value $.01 per share, of Lodgian, Inc., a Delaware corporation, as set forth below.

Item 1.  Security and Issuer.
         Unchanged

Item 2.  Identity and Background.
         Unchanged.

Item 3.  Source and Amount of Funds or Other Consideration.
         Unchanged.

Item 4.  Purpose of Transaction.
         Unchanged.

Item 5.  Interest in Securities of the Issuer.

     The information below supplements and amends the information previously reported in Item 5 pertaining to beneficial ownership.

     On May 25, 2000, Casuarina, in open market transactions executed on the NYSE, acquired 1,100,000 Shares at a purchase price of $2.00 per Share (exclusive of commissions).

     As of the date hereof, Casuarina directly owns 1,593,700 Shares, which represents 5.665% of the outstanding Shares. William J. Yung may be deemed to control Casuarina and may therefore be deemed to have beneficial ownership of all of such Shares owned directly by Casuarina.

     As of the date hereof, Edgecliff is the record owner of 2,598,100 Shares, which represents 9.236% of the outstanding Shares. Edgecliff Management, LLC ("Management") is the sole managing member of Edgecliff, and William J. Yung is the sole managing member of Management. Management and William J. Yung, by virtue of such control, may be deemed to have beneficial ownership of the 2,598,100 Shares held of record by Edgecliff.

     As of the date hereof, Casuarina, Edgecliff, the 1994 William J. Yung Family Trust, The 1998 William J. Yung and Martha A. Yung Family Trust, Management, Joseph Yung and William J. Yung, may be deemed to be members of a "group" (as defined under Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that beneficially owns 4,191,800 Shares in the aggregate, which represents 14.901% of the outstanding shares in the aggregate.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
         Unchanged.

Item 7.  Material to be Filed as Exhibits.
         Unchanged.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 26, 2000

                                 EDGECLIFF HOLDINGS, LLC

                                 By: /s/ William J. Yung
                                     -------------------
                                     Name:  William J. Yung
                                     Title: President


                                 CASUARINA CAYMAN HOLDINGS LTD.

                                 By: /s/ William J. Yung
                                     -------------------
                                     Name:  William J. Yung
                                     Title: President


                                 EDGECLIFF MANAGEMENT, LLC

                                 By: /s/ William J. Yung
                                     -------------------
                                     Name:  William J. Yung
                                     Title: President


                                 1994 WILLIAM J. YUNG FAMILY TRUST

                                 By: The Fifth Third Bank,
                                     as Trustee

                                 By: /s/ Timothy A. Rodgers
                                     ----------------------
                                     Name:  Timothy A. Rodgers
                                     Title: Trust Officer

                                     /s/ Joseph Yung
                                     ---------------
                                     Joseph Yung


                                     /s/ William J. Yung
                                     -------------------
                                     William J. Yung


                                 THE 1998 WILLIAM J. YUNG AND MARTHA A.
                                 YUNG FAMILY TRUST

                                 By: The Fifth Third Bank,
                                     as Trustee

                                 By: /s/ Timothy A. Rodgers
                                     ----------------------
                                     Name:  Timothy A. Rodgers
                                     Title: Trust Officer